CONTACT:
Terry Earley, CFO
Crescent Financial Bancshares, Inc.
Phone: (919) 659-9015
Email: Terry.Earley@vsb.com

FOR IMMEDIATE RELEASE

Crescent Financial Bancshares, Inc. Announces First Quarter 2013 Financial Results, which reflect Strong Loan Growth and Merger Activities

RALEIGH, N.C., May 1, 2013 – Crescent Financial Bancshares, Inc. (NASDAQ: CRFN), the bank holding company for VantageSouth Bank, today reported unaudited financial results for the quarter ended March 31, 2013. Highlights include the following:

•
Net loss was $806 thousand in 1Q 2013, which included significant merger and system conversion costs, while net income was $57 thousand in the successor period from February 1 to March 31, 2012 ("2012 Successor Period") and $529 thousand in the predecessor period from January 1 to January 31, 2012 ("2012 Predecessor Period").

•
The merger with ECB Bancorp, Inc. ("ECB") was completed on April 1, 2013, which provides the Company with $2.0 billion in total assets and an expanded network of ATMs and 45 branches in central and eastern North Carolina. ECB's data processing system conversion was also completed in April, and the combined bank now operates on a single technology platform with common business processes and policies across the organization.

•	Merger and system conversion costs totaled $1.6 million in 1Q 2013 while such costs totaled $497 thousand in the 2012 Successor Period and $78 thousand in the 2012 Predecessor Period.

•
Annualized net loan growth in 1Q 2013 was 17 percent, which was driven by loan originations of $81.2 million. Net loan growth over the trailing four quarters was 13 percent. Loan growth has remained strong through the first month of 2Q 2013.

•	Revenue mix improved as non-interest income increased to 26 percent of total revenues in 1Q 2013 from 18 percent in the 2012 Successor Period and 16 percent in the 2012 Predecessor Period.

•
Asset quality continued to improve as nonperforming assets decreased to 1.48 percent of total assets as of March 31, 2013 from 1.71 percent of total assets as of December 31, 2012 and 2.54 percent of total assets as of March 31, 2012.

"The Company generated strong loan growth in the first quarter of 2013 while continuing to reduce legacy nonperforming assets," stated Scott Custer, CEO of the Company. Mr. Custer continued, "Our earnings in the quarter were negatively impacted by ECB merger costs as well as costs to prepare for the ECB data conversion. Completion of this merger and operational integration of ECB's systems, processes, and personnel have been a major focus of our senior management team for the past two quarters. We are pleased to now be the largest community bank east of Raleigh, North Carolina. Our market position, coupled with the strength of our balance sheet, should serve us well in the future."

ECB Merger

On April 1, 2013, the Company completed the merger of ECB with and into the Company (the "ECB merger"). The ECB merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of common stock of the Company. The aggregate merger consideration consisted of approximately 10,312,186 shares of the Company’s common stock. Based upon the $3.94 per share closing price of the Company’s common stock on March 28, 2013, the transaction value was $40.6 million. Following the ECB merger, Piedmont Community Bank Holdings, Inc. ("Piedmont") owns approximately 70 percent of the Company's outstanding common stock.

Pursuant to the Merger Agreement, the Company agreed to exchange each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, into one share of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B. At the closing of the ECB merger, the Company also issued a warrant to purchase 514,693.2 shares of the Company’s common stock to the U.S. Treasury Department (“Treasury”) in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock, which reflects the exchange ratio associated with the ECB merger.

As of March 31, 2013, ECB had total assets of $857.9 million, loans of $497.3 million, deposits of $731.9 million, and shareholders' equity of $80.9 million. The Company's first quarter 2013 financial results do not reflect ECB's financial condition or results of operations since the ECB merger was completed subsequent to quarter end. In connection with the ECB merger on April 1, 2013, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities will be adjusted to fair value, and the historical allowance for loan losses will be eliminated. Goodwill will be recorded to the extent that the combined purchase price and fair value of non-controlling interests exceeds the fair value of acquired net assets. A gain will be recorded in the Company's second quarter 2013 earnings to the extent that the fair value of acquired net assets exceeds the combined purchase price and fair value of non-controlling interests. The Company is currently in the process of finalizing its preliminary valuations of ECB's assets and liabilities.

Results of Operations

Net loss was $806 thousand in the first quarter of 2013 while net income was $57 thousand in the 2012 Successor Period and $529 thousand in the 2012 Predecessor Period. After preferred stock dividends, net loss attributable to common stockholders was $0.03 per common share in the first quarter of 2013. Net loss attributable to common stockholders was $0.01 per common share in the 2012 Successor Period, and net income available to common stockholders was $0.01 per common share in the 2012 Predecessor Period.

On November 30, 2012, VantageSouth Bank ("Legacy VantageSouth") was merged with and into Crescent State Bank, a wholly-owned banking subsidiary of Crescent Financial Bancshares, Inc. ("Crescent Financial"), and the combined bank was re-branded as VantageSouth Bank. This merger was a combination of commonly controlled companies since both banks were subsidiaries of Piedmont, and it was accounted for in a manner similar to a pooling of interests transaction. Thus, the Company's financial statements were retrospectively adjusted to combine the financial condition and results of operations of Crescent Financial and Legacy VantageSouth from the date the two companies became commonly controlled. Due to the application of push-down accounting to Legacy VantageSouth's books on February 1, 2012 when Piedmont purchased the bank's remaining non-controlling equity interests, periods prior to this date are denoted as "Predecessor Company" and periods after this date are denoted as "Successor Company."

Net Interest Income

Net interest income in the first quarter of 2013 totaled $9.9 million while net interest income totaled $6.9 million in the 2012 Successor Period and $3.6 million in the 2012 Predecessor Period. Taxable equivalent net interest margin decreased from 4.55 percent in the 2012 Predecessor Period and 4.42 percent in the 2012 Successor Period to 4.24 percent in the first quarter of 2013. The decrease in net interest margin was primarily due to a decline in earning asset yields resulting from the origination of new loans at lower current market rates and the reinvestment of matured or sold securities at lower current market rates. The average yield on loans declined from 6.15 percent in the 2012 Predecessor Period and 6.05 percent in the 2012 Successor Period to 5.54 percent in the first quarter of 2013, and the average yield on investment securities declined from 2.74 percent in the 2012 Predecessor Period and 2.75 percent in the 2012 Successor Period to 2.42 percent in the first quarter of 2013. The cost of interest-bearing liabilities partially offset lower earning asset yields as it fell from 0.95 percent in the 2012 Predecessor Period and 0.92 percent in the 2012 Successor Period to 0.76 percent in the first quarter of 2013.

Average earning assets totaled $956.1 million in the first quarter of 2013, which was largely unchanged from the 2012 Successor period but was an increase from $934.3 million in the 2012 Predecessor Period. While total average earning assets were unchanged from the 2012 Successor Period, the mix of earning assets over this period was significantly changed, reflecting loan growth and declining cash and securities balances to fund that loan growth. Average loan balances increased $46.6 million from the 2012 Successor Period to the first quarter of 2013 while the average balances of investment securities and federal funds sold and other interest-earning cash declined by $34.5 million and $12.0 million, respectively.

Income accretion on purchased loans totaled $3.6 million in the first quarter of 2013, which consisted of $3.4 million of accretion on purchased credit-impaired ("PCI") loans and $118 thousand of accretion income on purchased non-impaired loans. PCI loan accretion represents all interest income recorded for those loans in the period while accretion income on purchased non-impaired loans represents accretion of the fair value discount on the effective yield method, which increased interest income above contractual yields. The time deposit fair value premium amortization totaled $484 thousand, which reduced interest expense, while accretion of the fair value discount on long-term debt totaled $38 thousand, which increased interest expense. Time deposit amortization and long-term debt accretion reduced the Company's cost of interest-bearing liabilities by 0.22 percent in the first quarter of 2013.

Income accretion on purchased loans totaled $2.8 million and $1.6 million in the 2012 Successor Period and 2012 Predecessor Period, respectively. Net amortization of fair value premiums on interest-bearing liabilities in the 2012 Successor Period and 2012 Predecessor Period totaled $588 thousand and $298 thousand, respectively, which reduced the Company's cost of interest-bearing liabilities by 0.45 percent in each period.

Provision for Loan Losses

Provision for loan losses in the first quarter of 2013 totaled $1.9 million while provision for loan losses totaled $869 thousand in the 2012 Successor Period and $195 thousand in the 2012 Predecessor Period. The allowance for loan losses ("ALL") and related provision were calculated in separate models for the following three portfolio categories: new loans, purchased non-impaired loans, and PCI loans.

The following table summarizes the changes in ALL for each loan category in the quarter ended March 31, 2013.

(Dollars in thousands)	New Loans	Purchased Non-Impaired	Purchased Credit-Impaired	Total

Balance at January 1, 2013	$2,665	$55	$1,278	$3,998
Net charge-offs	(56)	(355)	—	(411)
Provision for loan losses	225	510	1,205	1,940
Balance at March 31, 2013	$2,834	$210	$2,483	$5,527

The ALL of $2.8 million on new loans as of March 31, 2013 was 0.87 percent of related outstanding balances, excluding the guaranteed portion of loans originated through the U.S. Small Business Administration's ("SBA") lending program. For new loans, the evaluation of the adequacy of the ALL includes both loans evaluated collectively for impairment and loans evaluated individually for impairment. The determination of loss rates on loans collectively evaluated for impairment involves consideration of peer loan loss experience as well as certain qualitative factors such as current delinquency levels and trends, loan growth, loan portfolio composition, prevailing economic conditions, the loan review function, and other relevant factors. Because the Company has not yet experienced material charge-offs on the new loan portfolio, trailing two-year peer loss rates are used as a proxy for charge-off rates on the Company's new loan portfolio.

Purchased non-impaired loans were adjusted to fair value at acquisition. Following acquisition, the Company records charge-offs for losses in excess of the fair value discount and provides reserves for deterioration in credit quality on these loans. For purchased non-impaired loans, the evaluation of the adequacy of the ALL also includes both loans evaluated collectively for impairment and loans evaluated individually for impairment and involves considerations of historical loan loss experience as well as certain qualitative factors such as current delinquency levels and trends, loan growth, loan portfolio composition, prevailing economic conditions, the loan review function, and other relevant factors. The Company uses trailing two-year historical loss rates on the legacy portfolio plus qualitative factors to determine appropriate loss rates for loans evaluated collectively.

Loans acquired with evidence of credit deterioration since origination are accounted for as PCI loans. Subsequent to acquisition of these loans, estimates of cash flows expected to be collected are updated each reporting period based on assumptions regarding default rates, loss severities, and other factors that reflect current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rates), the provision for loan losses is charged, resulting in an increase to the allowance for loan losses. If there are probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loans.

Results of the Company’s first quarter cash flow re-estimation are summarized as follows.

(Dollars in thousands)	Impairment	Cash Flow Improvement	New Yield	Previous Yield

Loan pools with cash flow improvement	$(181)	$688	8.39%	7.53%
Loan pools with impairment	1,386	—	6.52%	6.52%
Total	$1,205	$688	7.07%	6.82%

The first quarter of 2013 cash flow re-estimation indicated net reduction in estimated cash flows on purchased credit-impaired loan pools of $517 thousand. The $688 thousand of estimated cash flow improvement on related loan pools will be recorded as additional interest income as a prospective yield adjustment over the remaining life of the loans. The $1.2 million impairment was recorded to provision for loan losses in the first quarter of 2013. This impairment was primarily related to the default of one legacy commercial real estate loan in the quarter, which reduced expected cash flows on that commercial real estate pool. The pool-level impairment and cash flow improvement were calculated as the difference between the pool-level recorded investment and the net present value of estimated cash flows at the time of the cash flow re-estimation.

Nonperforming loans as a percentage of total loans was 1.48 percent as of March 31, 2013, which was a decline from 1.67 percent as of December 31, 2012 and 2.71 percent as of March 31, 2012. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets as of March 31, 2013 totaled 1.48 percent, which was a decline from 1.71 percent as of December 31, 2012 and 2.54 percent as of March 31, 2012. The decline in nonperforming assets was due primarily to the Company's continuing efforts to resolve legacy problem assets while maximizing the value of those assets. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.

Non-Interest Income

Non-interest income in the first quarter of 2013 totaled $3.5 million while non-interest income totaled $1.5 million in the 2012 Successor Period and $657 thousand in the 2012 Predecessor Period. Government-guaranteed lending income totaled $1.1 million in the first quarter of 2013, which included gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans. The Company sells the guaranteed portion of certain SBA loans in the secondary market without recourse and recognizes gains as those loans are sold at a premium. SBA lending and sales volumes have increased significantly over the past year while secondary market premiums have also risen.

Securities gains totaled $1.1 million in the first quarter of 2013 as the Company sold the majority of its municipal bonds for balance sheet management and tax purposes. Additionally, mortgage banking income, service charges and fees on deposit accounts, and bank-owned life insurance income totaled $391 thousand, $515 thousand and $195 thousand, respectively, in the first quarter of 2013.

Non-Interest Expense

Non-interest expense in the first quarter of 2013 totaled $12.7 million while non-interest expense totaled $7.4 million in the 2012 Successor Period and $3.2 million in the 2012 Predecessor Period. Expenses in the first quarter of 2013 were significantly impacted by merger and system conversion costs, which totaled $1.6 million. Such costs included professional fees and other expenses required to close the ECB merger as well as costs to convert ECB's data processing and other related activities to the Company's integrated platform. The Company expects to again incur significant merger and system conversion costs in the second quarter of 2013 as ECB's data processing conversion and re-branding was completed in April 2013. Additionally, salaries and employee benefits expense totaled $6.0 million, and occupancy and equipment expense totaled $1.5 million in the first quarter of 2013.

Income Taxes

The Company’s income tax benefit in the first quarter of 2013 totaled $395 thousand, which represented a 32.9 percent effective tax rate on pre-tax losses. The effective tax rate was determined by the Company’s blended federal and state statutory income tax rate adjusted primarily for non-taxable municipal investment income, earnings on bank-owned life insurance, and non-deductible merger costs. The Company recorded income tax expense in the 2012 Successor Period of $4 thousand and income tax expense of $270 thousand in the 2012 Predecessor Period associated with the pre-tax income in those periods.

Based on the Company's analysis of positive and negative evidence regarding future realization of its deferred tax assets, which included an evaluation of historical and forecasted pre-tax earnings, net operating loss carryforward periods, merger costs and savings, asset quality trends, capital levels, and potential tax planning strategies, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of its deferred tax assets over time and therefore it was determined that no valuation allowance on its deferred tax assets was needed as of March 31, 2013.

Linked Quarter Comparison

Net loss in the first quarter of 2013 was $806 thousand compared to net income of $2.1 million in the fourth quarter of 2012. After preferred stock dividends, net loss attributable to common stockholders was $0.03 per common share during the first quarter of 2013 compared to net income available to common stockholders of $0.05 per common share in the fourth quarter of 2012. The Company's results of operations in 1Q 2013 compared to 4Q 2012 were significantly impacted by a tax benefit in the prior quarter from the reversal of a valuation allowance on deferred tax assets, higher provision for loan losses, lower mortgage banking and government-guaranteed lending income, partially offset by lower foreclosed asset expense as well as merger and conversion costs combined with higher securities gains.

Net interest income in the first quarter of 2013 totaled $9.9 million compared to net interest income of $10.2 million in the fourth quarter of 2013. Net interest margin decreased from 4.37 percent in the fourth quarter to 4.24 percent in the first quarter. The linked quarter decrease in net interest margin and net interest income was primarily due to lower loan and investment yields as loan production is being booked at lower current market rates and as principal paydowns and maturities on investment securities are also being re-invested at currently low market rates. In addition to normal principal paydowns on the investment portfolio, the Company sold the majority of its tax exempt municipal bond portfolio in the quarter which reduced the annualized taxable equivalent yield on securities by 0.06 percent.

Higher average loan balances from the Company's strong loan growth and lower rates on interest-bearing liabilities partially offset the decline in net interest income. Average loan balances increased from $749.1 million in the fourth quarter of 2012 to $783.0 million in the first quarter of 2013. This increase was a result of the origination of $81.2 million in new loans in the first quarter of 2013. The Company also recognized a smaller benefit from acquisition accounting as net amortization of fair value premiums on time deposits and long-term debt reduced the cost of interest-bearing liabilities by 0.22 percent in the first quarter of 2013 compared to 0.28 percent in the fourth quarter of 2012.

Provision for loan losses in the first quarter of 2013 totaled $1.9 million compared to provision of $1.2 million in the fourth quarter of 2013. The increase in provision was related to a $834 thousand increase in provision for PCI loans, which was primarily due to the default of one legacy commercial real estate loan in the quarter, an increase of $193 thousand in provision for purchased non-impaired loans, and a $254 thousand decrease in provision for new loans.

Non-interest income in the first quarter of 2013 totaled $3.5 million compared to $4.1 million in the fourth quarter of 2012. This decrease was primarily due to lower mortgage banking and government-guaranteed lending income, which declined by $380 thousand and $599 thousand, respectively. Mortgage banking income in the current quarter was negatively impacted by seasonality in the local housing market, changes in market interest rates on mortgage loans which have reduced refinancings, and by the ECB system conversion and integration which absorbed much of the focus and time of a key mortgage executive. Government-guaranteed income was negatively impacted by seasonality in the SBA lending business as well as uncertainty among SBA borrowers due to continued fiscal uncertainty for the federal government. The reduction in non-interest income was partially offset by securities gains, which increased by $489 thousand on a linked quarter basis.

Non-interest expense in the first quarter of 2013 totaled $12.7 million compared to $14.4 million in the fourth quarter of 2013. Lower expenses on a linked quarter basis were the result of a $597 thousand decrease in salaries and employee benefits, which was primarily due to incentive compensation payments in the prior quarter, a $479 thousand decrease in foreclosed asset expense, and a $513 thousand reduction in merger and conversion costs.

****

VantageSouth Bank is a state-chartered bank operating forty-five banking offices in central and eastern North Carolina. The common stock of Crescent Financial Bancshares, Inc. can be found on the NASDAQ Global Market where it trades under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through VantageSouth Bank’s website at www.VantageSouth.com.

Forward-looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the ability of the Company's management to successfully integrate the Company’s business and execute its business plan across several geographic areas, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

Disclaimer

This press release is not a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company, and it is not a substitute for any proxy statement or other filings that may be made with the SEC. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, would be available free of charge at the SEC’s website (www.sec.gov) and from the Company.

QUARTERLY RESULTS OF OPERATIONS (unaudited)
(Dollars in thousands except per share data)

	Successor Company					Predecessor Company
	Three Months Ended March 31, 2013	Three Months Ended December 31, 2012	Three Months Ended September 30, 2012	Three Months Ended June 30, 2012	February 1 to March 31, 2012	January 1 to January 31, 2012
Interest income
Loans	$10,697	$10,898	$10,810	$10,707	$7,302	$3,807
Investment securities	815	855	1,036	1,070	756	395
Federal funds sold and interest-earning deposits	16	20	16	33	16	4
Total interest income	11,528	11,773	11,862	11,810	8,074	4,206
Interest expense
Deposits	1,302	1,309	1,320	1,462	995	530
Short-term borrowings	12	10	3	4	2	—
Long-term debt	270	279	274	311	201	103
Total interest expense	1,584	1,598	1,597	1,777	1,198	633
Net interest income	9,944	10,175	10,265	10,033	6,876	3,573
Provision for loan losses	1,940	1,167	1,077	2,046	869	195
Net interest income after provision for loan losses	8,004	9,008	9,188	7,987	6,007	3,378
Non-interest income
Service charges and fees on deposit accounts	515	508	523	557	349	194
Mortgage banking	391	771	1,127	770	496	225
Government-guaranteed lending	1,119	1,718	776	572	(6)	98
Bank-owned life insurance income	195	208	215	203	134	70
Gain (loss) on sale of available for sale securities	1,092	603	483	(27)	192	—
Other	150	325	208	315	307	70
Total non-interest income	3,462	4,133	3,332	2,390	1,472	657
Non-interest expense
Salaries and employee benefits	5,991	6,588	5,648	5,513	3,500	1,737
Occupancy and equipment	1,547	1,321	1,385	1,353	809	396
Data processing	644	698	644	594	445	212
FDIC insurance premiums	227	216	205	229	277	141
Professional services	497	684	800	584	541	144
Foreclosed asset expenses	183	662	251	295	95	11
Other loan-related expense	461	352	419	335	417	162
Merger and conversion costs	1,601	2,114	547	6	497	78
Other	1,516	1,719	1,241	1,389	837	355
Total non-interest expense	12,667	14,354	11,140	10,298	7,418	3,236
Income (loss) before income taxes	(1,201)	(1,213)	1,380	79	61	799
Income tax expense (benefit)	(395)	(3,326)	95	(259)	4	270
Net income (loss)	(806)	2,113	1,285	338	57	529
Dividends and accretion on preferred stock	369	368	367	367	244	122
Net income available (loss attributable) to common stockholders	$(1,175)	$1,745	$918	$(29)	$(187)	$407

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.03)	$0.05	$0.03	$—	$(0.01)	$0.01
Diluted	$(0.03)	$0.05	$0.03	$—	$(0.01)	$0.01

	Successor Company					Predecessor Company
	Three Months Ended March 31, 2013	Three Months Ended December 31, 2012	Three Months Ended September 30, 2012	Three Months Ended June 30, 2012	February 1 to March 31, 2012	January 1 to January 31, 2012

COMMON SHARE DATA

Book value per common share	$4.13	$4.18	$4.11	$4.07	$4.10	N/A
Tangible book value per common share	$3.33	$3.37	$3.31	$3.26	$3.29	N/A
Ending shares outstanding	35,779,127	35,754,247	35,747,576	35,749,689	35,749,603	35,549,785
Weighted average common shares outstanding - basic	35,758,033	35,728,359	35,725,915	35,723,442	35,718,091	35,511,770
Weighted average common shares outstanding - diluted	35,758,033	35,806,191	35,749,168	35,723,442	35,718,091	35,534,050

PERFORMANCE RATIOS (annualized)

Return on average assets	(0.30)%	0.79%	0.49%	0.13%	0.03%	0.58%
Return on average equity	(1.88)%	4.84%	2.98%	0.80%	0.20%	3.67%
Tax equivalent yield on earning assets	4.91%	5.05%	5.18%	5.07%	5.15%	5.35%
Cost of interest-bearing liabilities	0.76%	0.80%	0.83%	0.91%	0.92%	0.95%
Tax equivalent net interest margin	4.24%	4.37%	4.49%	4.30%	4.39%	4.55%
Efficiency ratio	94.49%	100.32%	81.93%	82.89%	88.86%	76.50%
Net loan charge-offs	0.21%	0.17%	0.44%	0.35%	0.45%	—%

QUARTERLY BALANCE SHEETS (unaudited)
(Dollars in thousands)

	Period End Balances
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
ASSETS
Cash and due from banks	$11,020	$15,735	$13,187	$18,776	$16,373
Interest-earning deposits with banks	4,092	7,978	3,821	6,817	5,020
Federal funds sold	29,125	26,750	20,550	44,535	59,145
Investment securities available for sale	154,634	136,311	153,742	173,757	168,526
Investment securities held to maturity	194	180	166	130	125
Loans held for sale	8,671	16,439	8,239	7,357	4,874
Loans	794,623	763,416	739,028	696,872	704,261
Allowance for loan losses	(5,527)	(3,998)	(3,146)	(3,043)	(1,607)
Net loans	789,096	759,418	735,882	693,829	702,654
Federal Home Loan Bank stock	2,382	2,307	2,172	3,894	9,793
Premises and equipment, net	17,885	17,351	17,068	17,130	17,054
Bank-owned life insurance	20,138	19,976	19,800	19,620	19,442
Foreclosed assets	4,752	5,837	6,697	7,772	8,340
Deferred tax asset, net	37,525	36,659	33,162	33,590	33,704
Goodwill	26,254	26,254	26,254	26,254	26,254
Other intangible assets, net	2,266	2,376	2,487	2,597	2,708
Accrued interest receivable and other assets	8,008	11,654	10,842	11,771	9,096
Total assets	$1,116,042	$1,085,225	$1,054,069	$1,067,829	$1,083,108

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest demand	$73,756	$71,613	$111,725	$102,596	$99,236
Interest-bearing demand	188,463	188,843	139,768	146,027	160,007
Money market and savings	270,994	260,966	241,324	245,913	227,075
Time	370,710	351,800	360,172	372,074	390,181
Total deposits	903,923	873,222	852,989	866,610	876,499
Short-term borrowings	6,000	7,500	—	—	5,000
Long-term debt	28,902	19,864	24,326	24,288	24,252
Accrued interest payable and other liabilities	4,818	10,698	5,243	7,050	6,158
Total liabilities	943,643	911,284	882,558	897,948	911,909

STOCKHOLDERS’ EQUITY
Preferred stock, no par value	24,715	24,657	24,601	24,544	24,489
Common stock, $0.001 par value	36	36	36	36	36
Common stock warrant	1,325	1,325	1,325	1,325	1,325
Additional paid-in capital	147,738	147,510	146,655	146,648	146,627
Accumulated deficit	(2,578)	(1,405)	(3,200)	(4,115)	(2,420)
Accumulated other comprehensive income	1,163	1,818	2,094	1,443	1,142
Total stockholders' equity	172,399	173,941	171,511	169,881	171,199
Total liabilities and stockholders' equity	$1,116,042	$1,085,225	$1,054,069	$1,067,829	$1,083,108

	Period End Balances
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
CAPITAL RATIOS
Tangible equity to tangible assets	13.23%	13.75%	13.92%	13.57%	13.49%
Tangible common equity to tangible assets	10.96%	11.42%	11.52%	11.21%	11.17%
VantageSouth Bank:
Tier 1 leverage ratio	11.08%	11.45%	9.89%	9.41%	8.93%
Tier 1 risk-based capital ratio	13.13%	13.66%	12.82%	12.02%	11.17%
Total risk-based capital ratio	14.58%	14.96%	13.28%	12.49%	11.62%
Crescent State Bank:
Tier 1 leverage ratio	N/A	N/A	12.21%	12.11%	12.18%
Tier 1 risk-based capital ratio	N/A	N/A	13.81%	14.22%	14.96%
Total risk-based capital ratio	N/A	N/A	15.20%	15.61%	16.17%

ASSET QUALITY DATA

Nonperforming loans	$11,792	$12,770	$14,023	$17,983	$19,118
Foreclosed assets	4,752	5,837	6,697	7,772	8,340
Total nonperforming assets	$16,544	$18,607	$20,720	$25,755	$27,458

Allowance for loan losses to loans	0.70%	0.52%	0.43%	0.44%	0.23%
Nonperforming loans to total loans	1.48%	1.67%	1.90%	2.58%	2.71%
Nonperforming assets to total assets	1.48%	1.71%	1.97%	2.41%	2.54%
Restructured loans not included in categories above	$558	$104	$—	$—	$917

QUARTERLY AVERAGE BALANCES, TAXABLE EQUIVALENT INTEREST AND YIELDS/COSTS
(Dollars in thousands)

	Successor Company			Successor Company			Predecessor Company
	Three months ended March 31, 2013			Period from February 1 to March 31, 2012			Period from January 1 to January 31, 2012
	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$783,023	$10,697	5.54%	$736,434	$7,302	6.05%	$730,387	$3,807	6.15%
Investment securities	143,475	857	2.42	178,013	803	2.75	180,220	419	2.74
Federal funds and other	29,625	16	0.22	41,618	16	0.23	23,719	4	0.20
Total interest-earning assets	956,123	11,570	4.91%	956,065	8,121	5.18%	934,326	4,230	5.35%
Non-interest-earning assets	134,333			111,784			134,240
Total assets	$1,090,456			$1,067,849			$1,068,566

Liabilities and Equity
Interest-bearing demand	$183,667	139	0.31%	$162,954	$156	0.58%	$172,363	$108	0.74%
Money market and savings	264,917	343	0.53	207,934	239	0.70	184,716	96	0.61
Time	363,248	820	0.92	392,458	600	0.93	404,999	326	0.95
Total interest-bearing deposits	811,832	1,302	0.65	763,346	995	0.80	762,078	530	0.82
Short-term borrowings	7,200	12	0.68	5,083	2	0.24	968	—	—
Long-term debt	23,211	270	4.72	24,186	201	5.07	24,217	103	5.02
Total interest-bearing liabilities	842,243	1,584	0.76%	792,615	1,198	0.92%	787,263	633	0.95%
Noninterest-bearing deposits	67,970			99,925			107,156
Other liabilities	6,427			5,089			4,184
Total liabilities	916,640			897,629			898,603
Stockholders’ equity	173,816			170,220			169,963
Total liabilities and stockholders’ equity	$1,090,456			$1,067,849			$1,068,566

Net interest income, taxable equivalent		$9,986			$6,923			$3,597
Interest rate spread			4.15%			4.26%			4.40%
Tax equivalent net interest margin			4.24%			4.42%			4.55%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.52%			120.62%			118.68%
* Taxable equivalent basis

LINKED QUARTER AVERAGE BALANCES, TAXABLE EQUIVALENT INTEREST AND YIELDS/COSTS
(Dollars in thousands)

	Three months ended March 31, 2013			Three months ended December 31, 2012
	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$783,023	$10,697	5.54%	$749,053	$10,898	5.79%
Investment securities	143,475	857	2.42	147,188	923	2.49
Federal funds and other	29,625	16	0.22	36,791	20	0.22
Total interest-earning assets	956,123	11,570	4.91%	933,032	11,841	5.05%
Non-interest-earning assets	134,333			132,629
Total assets	$1,090,456			$1,065,661

Liabilities and Equity
Interest-bearing demand	$183,667	139	0.31%	$159,071	120	0.30%
Money market and savings	264,917	343	0.53	250,625	343	0.54
Time	363,248	820	0.92	361,557	846	0.93
Total interest-bearing deposits	811,832	1,302	0.65	771,253	1,309	0.68
Short-term borrowings	7,200	12	0.68	4,511	10	0.88
Long-term debt	23,211	270	4.72	22,517	279	4.93
Total interest-bearing liabilities	842,243	1,584	0.76%	798,281	1,598	0.80%
Noninterest-bearing deposits	67,970			86,266
Other liabilities	6,427			7,459
Total liabilities	916,640			892,006
Stockholders’ equity	173,816			173,655
Total liabilities and stockholders’ equity	$1,090,456			$1,065,661

Net interest income, taxable equivalent		$9,986			$10,243
Interest rate spread			4.15%			4.25%
Tax equivalent net interest margin			4.24%			4.37%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.52%			116.88%
* Taxable equivalent basis